EXHIBIT 10.8

Fate Therapeutics, Inc.

3535 General Atomics Court, Suite 200

San Diego, CA 92121

May 24, 2012

Mark Enyedy

Re:	Board of Directors of Fate Therapeutics, Inc.

Dear Mark:

Fate Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to you to serve as a member of the Board of Directors of the Company (the “Board”). Your effective date of appointment as a director of the Company will be the date the Board approves your election to the Board (the “Start Date”).

I will ask the Board to grant you a stock option to purchase 200,000 shares of common stock, par value $0.001 per share, of the Company (the “Option”). The Option will vest over a 4-year period on a monthly basis, with a one-year cliff for the first 25% of the shares underlying the Option, starting from the Start Date, subject to certain requirements. In all respects, the Option will be governed by the Company’s 2007 Equity Incentive Plan and a Non-Qualified Stock Option Agreement to be entered into between you and the Company.

It is understood that you will serve at the pleasure of the Company and that either you or the Company may terminate your directorship at any time and for any reason without prior notice and without additional compensation to you. The Company will reimburse you for reasonable and necessary travel expenses incurred by you in furtherance of the Company’s business pursuant to Company policy. You will be solely responsible for payment of all governmental charges and taxes arising from your service to the Company as a director. In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as a director of the Company.

Please indicate your acceptance of this offer to serve as a director of the Company by signing and dating the enclosed copy of this letter and returning it to the Company at the address above in the enclosed envelope.

We look forward to your joining the Board.

Very truly yours,

FATE THERAPEUTICS, INC.

By:	/s/ Scott Wolchko
Name:	Scott Wolchko
Title:	CFO

Accepted and Agreed:

/s/ Mark Enyedy
Mark Enyedy

May 30, 2012